UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 19, 2026
BEST BUY CO., INC.
(Exact name of registrant as specified in its charter)

Minnesota	1-9595	41-0907483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7601 Penn Avenue South
Richfield, Minnesota	55423
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (612) 291-1000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, $0.10 par value per share	BBY	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 22, 2026, Best Buy Co., Inc. (“Best Buy” or the “registrant”) announced a succession plan for Corie Barry’s planned departure from the position of Chief Executive Officer, and as a member of the registrant’s Board of Directors (the “Board”), effective at the end of the day on October 31, 2026.

(c), (d) Best Buy announced that Jason Bonfig, Best Buy’s Senior Executive Vice President, Customer Offering, Fulfillment and Best Buy Canada, was appointed on April 19, 2026, as Chief Executive Officer and as a director on the Board, in each case effective November 1, 2026. Mr. Bonfig, age 49, has held his current position since 2021. In this role, he oversees all elements of merchandising, e-commerce, supply chain and marketing, including Best Buy’s retail media network, Best Buy Ads. He also oversees the Best Buy Canada business and leads Best Buy’s Exclusive Brands private-label team. Mr. Bonfig has served in merchant roles for Best Buy for over 25 years, working in and leading some of the most complex product categories. Prior to his current role, Mr. Bonfig served in the positions of chief category officer – computing, mobile, gaming, exclusive brands, printing, wearables and accessories from 2018 to 2019; and senior vice president – computing, mobile, tablets, wearables, printing and accessories from 2014 to 2018. Mr. Bonfig has also held merchant-related roles since joining Best Buy in 1999. There are no arrangements or understandings between Mr. Bonfig and any other person pursuant to which Mr. Bonfig was appointed to serve as an officer or director, and Mr. Bonfig does not have any family relationships with any director or executive officer of the Company. Other than the disclosure set forth under “Certain Relationships and Related Party Transactions—Jason Bonfig” in our Definitive Proxy Statement filed with the Securities and Exchange Commission on May 1, 2025, which disclosure is incorporated herein by reference, there are no transactions or relationships between the registrant and Mr. Bonfig that are reportable under Item 404(a) of Regulation S-K.

In connection with the succession outlined above, Best Buy entered into an employment letter agreement with Mr. Bonfig. Pursuant to the terms of the letter agreement, Mr. Bonfig’s annual base salary will increase to $1,250,000 and his annual short-term incentive award target will increase to 190% of base salary for the portion of the year he holds the position of Chief Executive Officer. Commencing in fiscal 2028, his long-term incentive award will have a target value of $10,125,000. For the balance of fiscal 2027, he will receive a true-up equity award with a target value of $1,781,250, reflecting one-fourth of this incremental annual value above his prior long-term incentive awards for fiscal 2027. The true-up award will be comprised of 50% of the value in performance shares and 50% in restricted shares, consistent with the fiscal 2027 annual awards. The letter agreement also provides that the Board will nominate Mr. Bonfig for re-election to the Board during the term of his employment agreement.

Mr. Bonfig will remain entitled to participate in the Best Buy severance plan and will be eligible for the same severance pay if he were to be involuntarily terminated without cause or were to voluntarily terminate his employment for good reason. Additionally, upon involuntary termination without cause or voluntary termination for good reason on or within 12 months following a change of control, Mr. Bonfig will be eligible for enhanced severance equal to (a) two times the sum of base salary plus target bonus and (b) a pro-rata annual bonus payment, depending on actual performance under Best Buy’s short-term incentive plan for the fiscal year in which the termination occurs. The initial term of Mr. Bonfig’s letter agreement is three years, and the term will automatically renew for successive 12-month periods unless either Best Buy or Mr. Bonfig gives at least 60 days advance notice of non-renewal.

Best Buy also entered into a transition letter agreement with Ms. Barry. Pursuant to the letter agreement, Ms. Barry will remain employed by Best Buy as a strategic advisor in a non-executive officer role for six months following her departure as Chief Executive Officer to support the leadership transition. Her annual base salary will decrease to $1,000,000, she will remain eligible for a pro-rated payout of her short-term incentive award for the portion of fiscal 2027 in which she served as Chief Executive Officer and she will remain eligible for executive-level employee benefits during this transition period.

The letter agreements with Mr. Bonfig and Ms. Barry are attached hereto as Exhibits 10.1 and 10.2, respectively. A press release announcing the CEO succession changes described above is attached hereto as Exhibit 99.1.

Item 9.01      Financial Statements and Exhibits.
(d)Exhibits.
The following are filed as Exhibits to this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
10.1	Employment Letter Agreement, dated April 21, 2026, between Jason Bonfig and Best Buy Co., Inc.
10.2	Transition Letter Agreement, dated April 21, 2026, between Corie Barry and Best Buy Co., Inc.
99.1
News release issued April 22, 2026. Any internet address provided in this release is for information purposes only and is not intended to be a hyperlink. Accordingly, no information at any internet address is included herein.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEST BUY CO., INC.
(Registrant)

Date: April 21, 2026	By:	/s/ TODD G. HARTMAN
Todd G. Hartman
Executive Vice President, Chief Legal and Risk Officer and Secretary
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